Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE

RESTATED CERTIFICATE OF INCORPORATION

OF

NANOGEN, INC.

a Delaware corporation

NANOGEN, INC., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

FIRST: The Restated Certificate of Incorporation of the Corporation, filed on April 17, 1998 and amended by the Certificate of Amendment to the Restated Certificate of Incorporation filed on December 16, 2004 and the Certificate of Amendment to the Restated Certificate of Incorporation filed on February 1, 2008 (the “Restated Certificate”), shall be amended as follows:

That Article I of the Restated Certificate is hereby amended to read in its entirety as follows:

“The name of this corporation is Ngen, Inc.”

SECOND: That said amendment was duly adopted in accordance with the provisions of Sections 242 and 303 of the General Corporation Law of the State of Delaware. This Corporation filed for Chapter 11 Bankruptcy in the U.S. Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) on May 13, 2009, and that provision for said amendment is contained in a decree or order of the Bankruptcy Court.

In witness whereof, Nanogen, Inc. has caused this Certificate to be signed by the following designated officer this 6th day of July 2009.

By:	/s/ David Ludvigson
Name:	David Ludvigson
Title:	President and Chief Operating Officer